EXHIBIT 99.1

AT EPIX

Michael Webb, Chief Executive Officer

Peyton Marshall, Chief Financial Officer

(617) 250-6012

FOR IMMEDIATE RELEASE

July 1, 2005

FDA Accepts EPIX’ Submission Following Vasovist™ Approvable Letter as Complete Response

-FDA action targeted for late November 2005-

CAMBRIDGE, MA, July 1, 2005 — EPIX Pharmaceuticals, Inc. (Nasdaq: EPIX) today announced that the FDA has accepted EPIX’ submission of May 2005 as a complete response to the approvable letter received from the U.S. Food and Drug Administration (FDA) in January 2005 for Vasovist™ (MS-325).  The FDA indicated that it would review EPIX’ NDA, including the May 2005 submission with a target date for an action letter in late November 2005.  The FDA also encouraged EPIX to consider a re-read of the images from the Phase III trials to provide additional information about the usefulness of dynamic versus steady state images, and to schedule a meeting with the FDA to discuss the merits and design of such a study.  EPIX agreed to schedule such a meeting as promptly as possible.  EPIX asked that the FDA conduct its review of the NDA, including the complete response, in parallel with those discussions, and the FDA agreed to do so.  If approved, Vasovist will establish a new class of blood pool contrast agents for magnetic resonance angiography (MRA) to diagnose vascular disease.

In its response submitted to the FDA in May 2005, EPIX provided new analyses of existing data, including new analyses of the manner in which the non-contrast comparator scans were performed in the Phase III trials.  The company believes these new analyses provide additional support for the conclusion that Vasovist is effective.  EPIX’ response did not include efficacy data from new clinical trials, which were requested by the FDA to demonstrate efficacy prior to approval in the January 2005 approvable letter.

“Although we are not yet in agreement with the FDA, we look forward to discussing the scientific issues with them as they review our complete response,” said Michael D. Webb, CEO of EPIX.  “During the review process, the FDA could again request additional studies or other information before granting approval for Vasovist.”

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease.  The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes.  The Company’s lead product candidate, Vasovist (MS-325), is the first imaging pharmaceutical specifically designed for MRA.  Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for Vasovist.  Schering AG submitted Vasovist, which is trademarked in Europe as Vasovist®, for marketing approval in the European Union in June 2004.  In June 2005, the European Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion, recommending Vasovist for approval for contrast-enhanced magnetic resonance angiography for visualization of abdominal or limb vessels in patients with suspected or known vascular disease.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management, including statements relating to the advancement of Vasovist and our pipeline of novel pharmaceuticals through the clinical development and regulatory approval process..  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, whether our products under development receive regulatory approvals, and the timing of such approvals, if any, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change and other risks and uncertainties described in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.